Exhibit 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes thereto which appear elsewhere in this Annual Report on Form 10-K. The following discussion contains forward-looking statements and should also be read in conjunction with the risk factors set forth in Item 1A. The forward-looking statements do not include the potential impact of any mergers, acquisitions, divestitures or business combinations that may be announced after the date hereof.

All dollar amounts in this MD&A are in millions, except per share amounts.

Certain tables may not add due to rounding.

INTRODUCTION

Our financial objective is to achieve profitable growth. Management believes that by providing a combination of systems, software, services and solutions to meet customers’ needs, we will be able to further increase revenues. Our efforts over the past few years have been primarily focused on growing revenues by enhancing and expanding our portfolio of offerings to satisfy our customers’ requirements. We have also focused on improving operating margins by increasing gross margins and reducing operating expenses as a percentage of revenues. Our operating income as a percentage of revenues increased from 6.4% for 2003 to 15.3% for 2005. Our gross margins have increased from 45.6% for 2003 to 53.7% for 2005. We have increased our overall investment in R&D from $718.5 in 2003 to $1,004.8 in 2005. These R&D expenditures have enabled us to introduce new and enhanced product and service offerings. We have also made acquisitions over the past three years to expand our offerings. We plan to continue to focus our efforts in 2006 on growing revenues and improving our gross and operating margins.

RESULTS OF OPERATIONS

The following table presents certain consolidated income statement information stated as a percentage of total revenues.

	2005	2004	2003
Total revenue	100.0%	100.0%	100.0%
Cost of sales	46.3	48.8	54.4

Gross margin	53.7	51.2	45.6
Research and development	10.4	10.3	11.5
Selling, general and administrative	27.0	27.5	26.6
Restructuring and other special charges	1.0	0.7	1.1

Operating income	15.3	12.7	6.4
Investment income, interest expense and other expense, net	1.8	1.7	2.7

Income before income taxes	17.1	14.4	9.2
Provision for income taxes	5.4	3.8	1.2

Net income	11.7%	10.6%	8.0%

Revenues

The following table presents revenue by our segments:

				Percentage Change
	2005	2004	2003	2005 vs 2004	2004 vs 2003
EMC information storage products	$5,702.1	$4,979.9	$4,206.4	15%	18%
EMC multi-platform software	1,694.9	1,437.4	668.4	18	115
EMC services	1,846.7	1,530.4	1,262.5	21	21

VMware	387.5	218.2	—	78	*
Other businesses	32.8	63.6	99.5	(48)	(36)

Total revenues	$9,664.0	$8,229.5	$6,236.8	17%	32%

*	Not measurable

The EMC information storage products segment revenues include information storage systems and platform-based software revenues. Information storage systems revenues were $4,486.9, $3,871.0 and $3,314.7 in 2005, 2004 and 2003, respectively, representing increases of 16% in 2005 and 17% in 2004. The increases in 2005 and 2004 were due to greater demand for these products attributable to wider acceptance of information lifecycle management-based solutions, a broadened product portfolio, increased demand for IT infrastructure and new and enhanced distribution channels. Platform-based software revenues were $1,215.2, $1,108.9 and $891.7 in 2005, 2004 and 2003, respectively, representing increases of 10% in 2005 and 24% in 2004. Platform-based software revenues consist of revenues from software whose operation generally controls and enables functions that take place within an EMC storage system. The increases in 2005 and 2004 in platform-based software revenues were attributable to an expanded product offering, a greater demand for software to manage increasingly complex high-end and midrange networked storage environments and new and enhanced distribution channels. The reduced growth rate for platform-based software revenues in 2005 compared to 2004 was attributable to the change in mix of information storage systems sold in 2005 to a higher proportion of systems that utilize a lower software content.

The EMC multi-platform software segment revenues include software license, software maintenance and other services revenues. Software licenses revenues were $1,019.4, $896.9 and $517.2 in 2005, 2004 and 2003, respectively, representing increases of 14% in 2005 and 73% in 2004. Software maintenance and other services revenues were $675.5, $540.4 and $151.2 in 2005, 2004 and 2003, respectively, representing increases of 25% in 2005 and 257% in 2004. Software license revenue increased due to greater demand for resource management software, backup and archive software and content management software. The results for each period were favorably impacted by the Legato and Documentum acquisitions which were completed in October and December 2003, respectively, and the Smarts acquisition which was completed in February 2005. The growth in software maintenance and other services revenues was primarily due to increased software maintenance revenues, which was favorably impacted by the aforementioned acquisitions.

The EMC services segment revenues include software and hardware maintenance and professional services revenues. EMC services revenues increased in 2005 and 2004 due to greater demand for both software and hardware maintenance contracts associated with increased sales of information storage products. Additionally, increased demand for professional services, largely to support and implement information lifecycle management-based solutions, contributed to the increases in 2005 and 2004.

The VMware segment was established as a result of the acquisition of VMware in January 2004 and is comprised of virtual infrastructure solutions and services. VMware’s total revenues were $387.5 in 2005 and $218.2 in 2004. Software license revenues were $287.5 in 2005 and $178.3 in 2004, a 61% increase. The revenue increase was attributable to increased demand for virtual infrastructure software and the introduction of new product offerings. Software maintenance and services revenues were $100.0 in 2005 and $39.9 in 2004, a 151% increase. The increase in maintenance revenues was primarily due to increased software license sales.

The other businesses segment revenues consist of revenues from AViiON maintenance services. These revenues are expected to continue to decline in future years, as we have discontinued selling AViiON servers.

Revenues by geography were as follows:

				Percentage Change
	2005	2004	2003	2005 vs 2004	2004 vs 2003
North America, excluding Mexico	$5,616.4	$4,755.8	$3,740.7	18%	27%
Europe, Middle East and Africa	2,743.8	2,355.9	1,645.0	16	43
Asia Pacific	1,061.2	926.0	709.4	15	31
Latin America and Mexico	242.6	191.8	141.7	26	35

Revenue increased in 2005 and 2004 in all of our markets due to greater demand for our products and services. Also contributing to the increases were revenues generated from the acquisitions of Documentum and Legato in 2003, VMware in 2004, and Smarts in 2005, new and enhanced distribution channels and broadened product offerings. Changes in exchange rates positively impacted revenue growth by 0.8% in 2005 and by 3.7% in both 2004 and 2003. The impact of the change in rates was most significant in the European market, primarily Germany, France and Italy.

We expect our revenues for 2006 to be between $11.1 billion and $11.3 billion, representing a growth rate of between 15% and 17%. However, our revenues could be negatively impacted by a variety of factors, including the economy, demand for IT infrastructure, product availability, competitive factors, changes in exchange rates and other factors set forth in Item 1A (Risk Factors).

Costs and expenses

The following table presents our costs and expenses, other income and net income. As described in Note Q to our consolidated financial statements, these amounts have been retrospectively adjusted to give effect to a change in our segment operating performance measure.

				Percentage Change
	2005	2004	2003	2005 vs 2004	2004 vs 2003
Cost of revenue:
EMC information storage products	$3,180.0	$2,842.6	$2,575.1	12%	10%
EMC multi-platform software	322.9	295.7	114.4	9	158
EMC services	829.7	748.2	638.5	11	17
VMware	45.3	18.1	—	150	*
Other businesses	15.5	29.7	46.0	(48)	(35)
Corporate reconciling items	77.7	80.6	20.8	(4)	288

Total cost of revenue	4,471.1	4,014.9	3,394.8	11	18

Gross margins:
EMC information storage products	2,522.0	2,137.2	1,631.3	18	31
EMC multi-platform software	1,371.9	1,141.7	554.0	20	106
EMC services	1,017.1	782.3	624.0	30	25
VMware	342.2	200.0	—	71	*
Other businesses	17.3	34.0	53.5	(49)	(36)
Corporate reconciling items	(77.7)	(80.6)	(20.8)	4	(288)

Total gross margin	5,192.8	4,214.6	2,842.1	23	48
Operating expenses:
Research and development	1,004.8	847.9	718.5	18	18
Selling, general and administrative	2,606.0	2,266.7	1,656.2	15	37
Restructuring and other special charges	101.6	56.1	66.3	81	(15)

Total operating expenses	3,712.4	3,170.6	2,440.9	17	30

Operating income	1,480.4	1,043.9	401.2	42	160
Investment income, interest expense and other expenses, net 141.0	171.8	141.0	169.9	22	(17)

Income before income taxes	1,652.2	1,185.0	571.0	39	108
Provision for income taxes	519.1	313.8	74.9	65	319

Net income	$1,133.2	$871.1	$496.1	30%	76%

*	Not measurable

Gross Margins

Our overall gross margin percentages were 53.7% in 2005, 51.2% in 2004 and 45.6% in 2003.

Gross margin percentages for the EMC information storage products segment were 44.2%, 42.9% and 38.8% in 2005, 2004 and 2003, respectively. The increases in the gross margin percentages were attributable to achieving higher sales volumes while at the same time improving our manufacturing cost structure. Provisions for product warranties, which reduce information storage products gross margins, were $127.4 in 2005, $146.5 in 2004 and $90.4 in 2003. The provision for warranties as a percentage of information storage systems revenues was 2.8% in 2005, 3.8% in 2004 and 2.7% in 2003. The increase in the amount of the provision, as well as the increase in the provision as a percentage of information storage systems revenues in 2004 compared to 2003, was attributable to an increase in the number of systems sold and an increase in the service requirements to fulfill our warranty obligations. In 2005, as a result of cost control efforts, we were able to reduce the cost of fulfilling our service obligations. These efforts reduced the provision as a percentage of information storage systems revenues in 2005 compared to 2004.

The gross margin percentages for the EMC multi-platform software segment were 80.9%, 79.4% and 82.9% in 2005, 2004 and 2003, respectively. The increase in gross margin percentage from 2004 to 2005 was primarily attributable to a more efficient cost structure for software maintenance and professional service offerings. The decrease in the gross margin percentage from 2003 to 2004 was attributable to a shift in the mix of software license revenues and services revenues, with a greater proportion of revenues being derived from services. Services revenues accounted for 38% of total segment revenues in 2004 compared to 23% in 2003. Services revenues provide a lower margin than software license revenues.

The gross margin percentages for the EMC services segment were 55.1%, 51.1% and 49.4% in 2005, 2004 and 2003, respectively. The annual increases in the gross margin percentages were primarily attributable to improvements in the gross margin percentages earned from professional services. The margin improvements resulted primarily from reducing our services cost structure and a change in mix of our services offerings to services which provide a higher gross margin.

The gross margin percentage for the VMware segment was 88.3% in 2005 and 91.7% for 2004. The decrease in the gross margin percentage was attributable to a shift in the mix of software license revenues and services revenues, with a greater proportion of revenues being derived from services. Services revenues accounted for 26% of total VMware revenues in 2005 compared to 18% in 2004. Services revenues provide a lower margin than license revenues. This decrease was partially offset by gross margin improvement attributable to achieving higher sales volumes while controlling our operating cost structure.

The gross margin percentages for other businesses were 52.8%, 53.4% and 53.7% in 2005, 2004 and 2003, respectively. The decrease in the gross margin percentages resulted from declining revenues in this segment as the volume of AViiON maintenance contracts decreased.

The corporate reconciling items include stock-based compensation expense and acquisition-related intangible asset amortization expense. These amounts were $77.7, $80.6 and $20.8 in 2005, 2004 and 2003, respectively. Acquisition-related intangible asset amortization expense was $72.5, $75.7 and $20.3 in 2005, 2004 and 2003, respectively. The increase in 2004 compared to 2003 was primarily due to the Documentum, Legato and VMware acquisitions, which occurred between the fourth quarter of 2003 and the first quarter of 2004.

Research and Development

As a percentage of revenues, R&D expenses were 10.4%, 10.3% and 11.5% in 2005, 2004 and 2003, respectively. In addition, we spent $167.1, $166.3 and $113.4 in 2005, 2004 and 2003, respectively, on software development costs which were capitalized. R&D spending includes research and development on new product offerings and enhancements to our software and information storage systems. The increase in R&D expenses in 2005 compared to 2004 and 2004 compared to 2003 was primarily attributable to the incremental R&D efforts resulting from the acquisitions of Legato and Documentum in 2003, VMware in 2004 and Smarts in 2005.

Selling, General and Administrative

As a percentage of revenues, selling, general and administrative (“SG&A”) expenses were 27.0%, 27.5% and 26.6% in 2005, 2004 and 2003, respectively. The increase in absolute dollars spent each year was primarily attributable to the acquisitions of Legato and Documentum in 2003, VMware in 2004, and Smarts in 2005. SG&A decreased as a percentage of revenue in 2005 compared to 2004 as we achieved higher sales volumes while controlling our cost structure. The increase in SG&A expenses as a percentage of revenue in 2004 compared to 2003 was due to the acquisitions of LEGATO, Documentum and VMware. These operations have a higher selling cost as a percentage of revenue than EMC has historically incurred.

Restructuring and Other Special Charges

In 2005, 2004 and 2003, we incurred restructuring and other special charges of $101.6, $56.1 and $66.3, respectively.

The 2005 charge consisted of $17.4 of in-process R&D (“IPR&D”) charges associated with acquisitions and $84.1 for employee termination benefits associated with work force rebalancing and reductions in force efforts and $0.4 of costs associated with vacating excess facilities. Partially offsetting these amounts were net adjustments of $0.3 associated with prior years’ restructuring programs.

The 2004 charge consisted of $17.4 of IPR&D charges associated with acquisitions and $38.7 of restructuring charges. The 2004 restructuring programs consisted of $24.5 of employee termination benefits associated with reductions in force and $2.1 associated with vacating excess facilities. The remaining $12.1 of charges was associated with prior restructuring programs, primarily relating to additional rent expense for vacated facilities. The additional rent expense was attributable to a revised estimate of the time needed to sublet facilities.

The 2003 charge consisted of $29.1 of IPR&D charges associated with acquisitions, $18.6 of employee termination benefits associated with a reduction in force, $2.8 associated with vacating excess facilities, $10.5 pertaining to an asset impairment and $5.3 associated with prior restructuring programs.

The activity for each charge is explained in the following sections.

2005 Restructuring Programs

The activity for the 2005 restructuring programs for the year ended December 31, 2005 is presented below:

Category	Initial Provision	Utilization During 2005	Ending Balance
Workforce reductions	$84.1	$(4.3)	$79.8
Elimination of excess facilities	0.4	(0.4)	—

Total	$84.6	$(4.8)	$79.8

The 2005 restructuring programs included two separate reductions in force, one that commenced in the first quarter of 2005 that covered approximately 60 employees and a second that commenced in the fourth quarter of 2005 that covered approximately 1,000 employees. These actions impacted our major business functions and major geographic regions. Approximately 67% of the affected employees are or were based in North America, excluding Mexico, and 33% are or were based in Europe, Latin America, Mexico and the Asia Pacific region. As of December 31, 2005, approximately 80 employees have been terminated. Management plans to re-allocate the headcount from the fourth quarter charge to other areas of the business to enhance research and development activities and sales. The restructuring programs impacted the EMC information storage products, EMC multi-platform software, EMC services and other businesses segments.

The 2005 restructuring programs are expected to be completed by the end of 2006, with the remaining cash expenditures relating to workforce reduction expected to be substantially paid by the end of 2007. The expected cash impact of the 2005 restructuring charges is $84.6, of which $4.8 was paid in 2005.

2004 Restructuring Programs

The activity for the 2004 restructuring programs for the years ended December 31, 2005 and 2004 is presented below:

2005 Category	Beginning Balance	Adjustments to the Provision During 2005	Utilization During 2005	Ending Balance
Workforce reductions	$16.3	$(1.0)	$(9.6)	$5.7
Elimination of excess facilities	1.7	(0.5)	(1.1)	0.1

Total	$18.0	$(1.5)	$(10.7)	$5.8

2004 Category	Initial Provision	Adjustments to the Provision During 2004	Utilization During 2004	Ending Balance
Workforce reductions	$26.8	$(2.4)	$(8.1)	$16.3
Elimination of excess facilities	2.2	—	(0.5)	1.7

Total	$29.0	$(2.4)	$(8.6)	$18.0

The 2004 restructuring programs included two separate reductions in force, one that commenced in the first quarter of 2004 and a second that commenced in the fourth quarter of 2004, aggregating approximately 400 employees across our major business functions and all major geographic regions. As of December 31, 2005, substantially all of the employees have been terminated. The remaining cash expenditures relating to workforce reduction are expected to be paid by the end of 2006. The expected cash impact of the 2004 restructuring charge was $25.1, of which $8.6 was paid in 2004 and $10.7 was paid in 2005.

The $2.4 reversal to the provision for workforce reduction in 2004 was attributable to a decrease in the original number of individuals identified for reduction.

The 2004 restructuring programs impacted the EMC information storage products, EMC multi-platform software and EMC services segments.

2003 Restructuring Program

The activity for the 2003 restructuring program for the years ended December 31, 2005, 2004 and 2003 is presented below:

2005 Category	Beginning Balance	Adjustments to the Provision During 2005	Utilization During 2005	Ending Balance
Workforce reduction	$1.3	$(0.4)	$(0.5)	$0.5
Elimination of excess facilities	5.5	(1.3)	(4.1)	—

Total	$6.8	$(1.7)	$(4.6)	$0.5

2004 Category	Beginning Balance	Adjustments to the Provision During 2004	Utilization During 2004	Ending Balance
Workforce reduction	$14.7	$(4.8)	$(8.6)	$1.3
Elimination of excess facilities	2.3	7.9	(4.7)	5.5

Total	$17.0	$3.1	$(13.3)	$6.8

2003 Category	Initial Provision	Utilization During 2003	Ending Balance	Non-Cash Portion of the Provision
Workforce reduction	$18.6	$(3.9)	$14.7	$—
Asset impairment	10.5	(10.5)	—	10.5
Elimination of excess facilities	2.8	(0.5)	2.3	0.6

Total	$31.9	$(14.9)	$17.0	$11.1

The $4.8 reversal of the provision for workforce reduction in 2004 was attributable to a decrease in the original number of individuals identified for reduction. The $7.9 addition to the provision for elimination of excess facilities in 2004 related to additional charges for facilities being vacated as the time to sublet the facilities was greater than originally estimated.

In 2003, as a result of the LEGATO acquisition, we recognized an impairment charge of $10.5 for a duplicative EMC software project. The impairment charge was equal to the amount by which the asset’s carrying amount exceeded its fair value, measured as the present value of its estimated discounted cash flows. The impaired asset is classified within our EMC multi-platform software segment.

The 2003 workforce reduction impacted approximately 200 employees across our major business functions and all our major geographic regions. The 2003 restructuring program impacted the EMC information storage products, EMC multi-platform software and EMC services segments.

The expected cash impact of the 2003 restructuring program is $22.3 of which $3.9 was paid in 2003, $13.3 was paid in 2004, and $4.6 was paid in 2005. The remainder is expected to be paid in 2006.

Prior Year Restructuring Programs

In 2002, we instituted a restructuring program. The activity for the 2002 restructuring program for the years ended December 31, 2005, 2004 and 2003 is presented below:

2005 Category	Beginning Balance	Adjustments to the Provision During 2005	Utilization During 2005	Ending Balance
Workforce reduction	$1.2	$(0.3)	$(0.7)	$0.3
Consolidation of excess facilities	24.5	(2.5)	(8.7)	13.3
Contractual and other obligations	1.9	(0.2)	—	1.6

Total	$27.6	$(3.0)	$(9.4)	$15.2

2004 Category	Beginning Balance	Adjustments to the Provision During 2004	Utilization During 2004	Ending Balance
Workforce reduction	$6.6	$(2.1)	$(3.3)	$1.2
Consolidation of excess facilities	37.2	(0.6)	(12.1)	24.5
Contractual and other obligations	4.9	—	(3.0)	1.9

Total	$48.7	$(2.7)	$(18.4)	$27.6

2003 Category	Beginning Balance	Adjustments to the Provision During 2003	Utilization During 2003	Ending Balance
Workforce reduction	$22.1	$24.1	$(39.6)	$6.6
Consolidation of excess facilities	52.6	6.1	(21.5)	37.2
Contractual and other obligations	15.3	1.3	(11.7)	4.9

Total	$90.0	$31.5	$(72.8)	$48.7

The $24.1 addition to the provision for workforce reduction in 2003 was primarily attributable to finalizing severance packages for employees in foreign jurisdictions. The $6.1 addition to the provision for the consolidation of excess facilities in 2003 represents the charges for facilities being vacated, offset by the reversal of reserves related to the reactivation of facilities that had previously been vacated.

In addition to these restructuring programs, we have remaining liabilities aggregating $53.3 associated with restructuring programs prior to 2002. The remaining balance relates primarily to consolidation of facilities. All restructuring programs, with the exception of the 2005 restructuring programs, are substantially complete, although our ability to sublet facilities is subject to appropriate market conditions. The total remaining liability for all of our restructuring programs was $154.6 as of December 31, 2005. The remaining balance relates primarily to consolidation of facilities and employee termination benefits. These amounts are expected to be paid out through 2015.

As of December 31, 2005, we had a goodwill balance of $3,883.5. At least annually we evaluate goodwill for impairment at the reporting unit level. As of December 31, 2005, none of the reporting units had any indication that goodwill was likely to be impaired.

As we continue to refine our business model, we will reassess our cost structure and asset deployment to assess whether additional changes are necessary. Should we determine that additional changes will benefit our business, we may incur additional restructuring and other special charges. If customer demand for products change or we acquire complementary products, we may be required to write down the value of assets. Additionally, changes in our business model or market conditions could cause goodwill or other assets to be impaired.

Investment Income

Investment income was $190.4, $156.7 and $187.8 in 2005, 2004 and 2003, respectively. Investment income was earned primarily from investments in cash and cash equivalents, short and long-term investments and sales-type leases. Investment income increased in 2005 due to higher outstanding cash and investment balances and greater yields on investments and was partially offset by increased realized losses on investments. Investment income decreased in 2004 from 2003 due to lower yields on outstanding investment balances and reduced realized gains from the sale of investments. The weighted average return on investments, excluding realized gains, was 3.4%, 2.6% and 2.7% in 2005, 2004 and 2003, respectively. Realized (losses) gains were $(58.9), $(11.7) and $30.5 in 2005, 2004 and 2003, respectively.

Other Expenses, Net

Other expenses, net were $10.6, $8.2 and $14.9 in 2005, 2004 and 2003, respectively. The increase in 2005 compared to 2004 was primarily due to increased foreign currency losses. The decrease in 2004 compared to 2003 was primarily due to gains from selling strategic investments, partially offset by increased foreign currency losses.

Provision for Income Taxes

Our effective income tax rate was 31.4%, 26.5% and 13.1% in 2005, 2004 and 2003, respectively. The effective income tax rate is based upon the income for the year, the composition of the income in different countries, and adjustments, if any, for the potential tax consequences, benefits or resolutions of tax audits. For 2005, 2004 and 2003 the effective tax rate varied from the statutory rate as a result of the mix of income attributable to foreign versus domestic jurisdictions. Our aggregate income tax rate in foreign jurisdictions is lower than our income tax rate in the United States. Additionally, in 2005, we recognized an income tax benefit of $163.9 from the favorable resolution of certain income tax audits and expiration of statutes of limitations. These favorable reductions in our effective tax rate were partially offset by several factors. In 2005, we repatriated approximately $3,000.0 under the American Jobs Creation Act of 2004. The repatriation resulted in an incremental income tax expense of $180.2. Also in 2005, we incurred $17.4 of non-deductible IPR&D charges from acquisitions. We did not derive a tax benefit from these charges. For 2004, as a result of tax audits, we recognized a $20.0 reduction in our estimated income tax exposure pertaining to certain of our international tax liabilities. Partially offsetting these benefits were non-deductible IPR&D charges of $17.4 incurred in connection with acquisitions. For 2003, we favorably resolved a series of tax matters which aggregated $80.9. The tax matters included the resolution of certain merger-related contingencies. Partially offsetting these benefits were non-deductible IPR&D charges of $29.1 incurred in connection with acquisitions.

Financial Condition

Cash provided by operating activities was $2,216.3 in 2005, $2,102.3 in 2004 and $1,521.2 in 2003. Cash received from customers was $9,732.8, $8,329.4 and $6,693.8 in 2005, 2004 and 2003, respectively. The annual increases were attributable to higher sales volume and greater cash proceeds from the sale of maintenance contracts. Cash paid to suppliers and employees was $7,539.9, $6,299.1 and $5,507.7 in 2005, 2004 and 2003, respectively. The annual increases were partially attributable to higher headcount. Total headcount was approximately 26,500, 22,700 and 20,000 at December 31, 2005, 2004 and 2003, respectively. The acquisitions of LEGATO and Documentum in 2003, VMware in 2004, Smarts, Rainfinity and Captiva in 2005 and general growth of the business accounted for the headcount increases as well as for the higher sales volume. Greater levels of component purchases to meet customer demand for information storage systems also contributed to the increased amounts of payments to suppliers. At the end of 2005 we were in the midst of transitioning our high end information storage systems to the next product generation. This resulted in an increase in our inventory levels which grew from $514.1 as of December 31, 2004 to $724.8 as of December 31, 2005. Cash received from dividends and interest was $249.2, $162.4 and $185.9 in 2005, 2004 and 2003, respectively. The improvement in 2005 compared to 2004 was due to higher rates of return received on our cash, cash equivalents and short and long-term investments. The 2004 decline was due to lower rates of return received on our cash, cash equivalents and short and long-term investments. In 2005 and 2004, we paid $216.7 and $84.0, respectively, in income taxes. In 2003, we received $152.3 in net tax refunds. The payments in 2005 and 2004 represent our net payouts of international, federal and state income tax liabilities.

Cash used for investing activities was $611.7, $2,064.7 and $1,059.4 in 2005, 2004 and 2003, respectively. In 2005, we spent an aggregate of $683.7 to acquire Smarts, Rainfinity, Captiva and several other companies. In 2004, we acquired VMware for $539.4, net of cash acquired. Capital additions were $601.1, $371.4 and $368.5 in 2005, 2004 and 2003, respectively. The increase in capital spending in 2005 compared to 2004 was attributable to additional facility requirements resulting from the acquisitions and various IT initiatives to enable us to more effectively service our growing customer base. Depreciation and amortization expense was $640.0, $616.4 and $520.7 in 2005, 2004 and 2003, respectively. The increase in depreciation and amortization expense in each year was primarily attributable to intangible amortization expense associated with the acquisitions of Documentum and LEGATO in 2003, VMware in 2004, and Smarts and Rainfinity in 2005. Additionally, increases in amortization of capitalized software development costs contributed to the increase. Capitalized software development costs were $167.1, $166.3 and $113.4 in 2005, 2004 and 2003, respectively. The increase in the amount capitalized in 2005 and 2004 was attributable to the aforementioned acquisitions. Lastly, a general growth in our property, plant and equipment balances in both 2004 and 2005 resulted in greater depreciation expense. Net (sales) and purchases and maturities of investments were $(868.4), $858.1 and $839.6 in 2005, 2004 and 2003, respectively. This activity varies from year to year based upon our cash collections and cash requirements.

Cash used for financing activities was $743.6, $323.8 and $40.1 in 2005, 2004 and 2003, respectively. Our principal financing activity has been the repurchase of our common stock in the open market. Our Board of Directors has authorized the repurchase of 300.0 million shares of our common stock. Through December 31, 2005, we have repurchased 182.5 million shares, spending $1,003.4, $545.7 and $127.0 in 2005, 2004 and 2003, respectively. We anticipate we will purchase additional shares of our common stock during 2006, however, the number of shares purchased and timing of our purchases will be dependent upon a number of factors, including the price of our stock, market conditions, our cash position and alternative demands for our cash resources. We generated $263.3, $230.0 and $112.6 in 2005, 2004 and 2003, respectively, from the exercise of stock options.

In December 2003, we assumed, through our acquisition of Documentum, $125.0 in senior convertible notes that mature on April 1, 2007 (the “Notes”). The Notes bear interest at a rate of 4.5% per annum. Holders of the Notes are entitled to convert the Notes at any time before the close of business on April 1, 2007, subject to prior redemption or repurchase of the Notes, into shares of our common stock at a conversion price of $13.80 per share. The Notes may be redeemed by us at a price of 101.8% of the face value through April 1, 2006 and at a price of 100.9% of the face value from April 2, 2006 through March 31, 2007. The Notes will effectively rank behind all secured debt to the extent of the value of the assets securing those debts. The Notes do not contain any restrictive financial covenants. We have called all of the outstanding Notes for redemption on April 3, 2006.

Cash and cash equivalents and short and long-term investments were $7,355.5, $7,440.8 and $6,907.6 at December 31, 2005, 2004 and 2003, respectively. We invest our excess cash in U.S. government and agency obligations, U.S. corporate debt securities, asset and mortgage-backed securities, bank loans, auction rate securities and foreign debt securities. At December 31, 2005, the fair value of our short and long-term investments was $5,033.1 compared to an amortized cost basis of $5,066.4. Included in our portfolio are securities where the amortized cost basis exceeded the fair value by $40.0. Management regularly reviews the portfolio to evaluate whether any impairments are other-than-temporary. Management considers the type of securities held, market conditions, the length of the impairment, magnitude of the impairment and ability to hold the investment to maturity to make its evaluation. As of December 31, 2005, management did not consider any impairments to be other-than-temporary.

We have a credit line of $50.0 in the United States. At December 31, 2005, we had no borrowings outstanding on the line of credit. The credit line bears interest at the bank’s base rate and requires us, upon utilization of the credit line, to meet certain financial covenants with respect to limitations on losses. In the event the covenants are not met, the lender may require us to provide collateral to secure the outstanding balance. At December 31, 2005, we were in compliance with the covenants.

We derive revenues from both selling and leasing activity. We customarily sell the notes receivable resulting from our leasing activity. Generally, we do not retain any recourse on the sale of these notes. If recourse is retained, we assess and provide for any estimated exposure.

Based on our current operating and capital expenditure forecasts, we believe that the combination of funds currently available, funds to be generated from operations and our available lines of credit will be adequate to finance our ongoing operations for at least the next twelve months.

To date, inflation has not had a material impact on our financial results.

Off-Balance Sheet Arrangements, Contractual Obligations, Contingent Liabilities and Commitments

Contractual Obligations

We have various contractual obligations impacting our liquidity. The following represents our contractual obligations as of December 31, 2005:

		Payments Due by Period
	Total	Less than 1 year	1-3 years*	3-5 years**	More than 5 years
Operating leases	$554.0	$162.7	$197.1	$102.6	$91.6
Long-term convertible debt	127.0	—	127.0	—	—
Other long-term obligations, including notes payable and current portion of long-term obligations	109.0	0.6	60.6	6.9	40.9
Purchase orders	1,145.9	1,098.2	47.7	—	—

Total	$1,935.9	$1,261.5	$432.4	$109.5	$132.5

*	Includes payments from January 1, 2007 through December 31, 2008.
**	Includes payments from January 1, 2009 through December 31, 2010.

Our operating leases are primarily for office space around the world. We believe leasing such space is more cost-effective than purchasing real estate. The long-term convertible debt pertains to debt assumed in our acquisition of Documentum. The purchase orders are for manufacturing and non-manufacturing related goods and services. While the purchase orders are generally cancelable without penalty, certain vendor agreements provide for percentage-based cancellation fees or minimum restocking charges based on the nature of the product or service.

Guarantees and Indemnification Obligations

EMC’s subsidiaries have entered into arrangements with financial institutions for such institutions to provide guarantees for rent, taxes, insurance, leases, performance bonds, bid bonds and customs duties aggregating $62.3 as of December 31, 2005. The guarantees vary in length of time. In connection with these arrangements, we have agreed to guarantee substantially all of the guarantees provided by these financial institutions.

We enter into agreements in the ordinary course of business with, among others, customers, resellers, OEMs, systems integrators and distributors. Most of these agreements require us to indemnify the other party against third party claims alleging that an EMC product infringes a patent and/or copyright. Most of these agreements in which we license our trademarks to another party require us to indemnify the other party against third party claims alleging that an EMC product infringes a trademark. Certain of these agreements require us to indemnify the other party against certain claims relating to property damage, personal injury or the acts or omissions of EMC, its employees, agents or representatives. In addition, from time to time we have made certain guarantees regarding the performance of our systems to our customers.

We have agreements with certain vendors, financial institutions, lessors and service providers pursuant to which we have agreed to indemnify the other party for specified matters, such as acts and omissions of EMC, its employees, agents or representatives.

We have procurement or license agreements with respect to technology that is used in our products and agreements in which we obtain rights to a product from an OEM. Under some of these agreements, we have agreed to indemnify the supplier for certain claims that may be brought against such party with respect to our acts or omissions relating to the supplied products or technologies.

We have agreed to indemnify the directors and executive officers of EMC and our subsidiaries to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or executive officer.

In connection with certain acquisitions, we have agreed to indemnify the current and former directors, officers and employees of the acquired company in accordance with the acquired company’s by-laws and charter in effect immediately prior to the acquisition or in accordance with indemnification or similar agreements entered into by the acquired company and such persons. In a substantial majority of instances, we have maintained the acquired company’s directors’ and officers’ insurance, which should enable us to recover a portion of any future amounts paid. In connection with certain dispositions, we have agreed to indemnify the buyer for certain matters, such as breaches of representations and warranties. These indemnities vary in length of time.

Based upon our historical experience and information known as of December 31, 2005, we believe our liability on the above guarantees and indemnities at December 31, 2005 are not material.

Notes and Accounts Receivable

We derive revenues from both selling and leasing information storage systems. We customarily sell the notes receivable resulting from our leasing activity to provide for current liquidity. Generally, we do not retain any recourse on the sale of these notes.

Litigation

We are a party to litigation which we consider routine and incidental to our business. Management does not expect the results of any of these actions to have a material adverse effect on our business, results of operations or financial condition.

Pension and Post-Retirement Medical and Life Insurance Plans

We have a noncontributory defined benefit pension plan that was assumed as part of the Data General acquisition, which covers substantially all former Data General employees located in the United States. Certain of the former Data General foreign subsidiaries also have foreign retirement plans covering substantially all of their employees. All of these plans were frozen in 1999, resulting in employees no longer accruing pension benefits for future services. The assets for these defined benefit plans are invested in common stocks, bonds and cash. The market related value of the plans’ assets is based upon the assets’ fair value. The expected long-term rate of return on assets for the year ended December 31, 2005 was 8.25%. This rate represents the average of the long-term rates of return for all defined benefit plans (international and U.S.) weighted by the plans’ assets as of December 31, 2005. The actual long-term rate of return for the ten years ended December 31, 2005 was 7.3%. Based upon current market conditions, the expected long-term rate of return for 2006 will remain at 8.25%. A 25 basis point change in the expected long-term rate of return on the plans’ assets would have approximately a $0.9 impact on the 2006 pension expense. As of December 31, 2005, the pension plans had a $141.9 unrecognized actuarial loss that will be expensed over the average future working lifetime of active participants. For the year ended December 31, 2005, the discount rate to determine the benefit obligation was 5.7%. The discount rate selected was based on highly rated long-term bond indices and yield curves that match the duration of the plan’s benefit obligations. The bond indices and yield curve analyses include only bonds rated Aa or higher from a reputable rating agency. This rate represents the average of the discount rates for all defined benefit plans (international and U.S.) weighted by plan liabilities as of December 31, 2005. The discount rate reflects the rate at which the pension benefits could be effectively settled. A 25 basis point change in the discount rate would have approximately a $0.7 impact on the 2006 pension expense for all plans (international and U.S.).

We also assumed a post-retirement benefit plan as part of the Data General acquisition that provides certain medical and life insurance benefits for retired former Data General employees. The plan’s assets are invested in common stocks, bonds and cash. The market related value of the plan’s assets is equal to the assets’ fair value. The expected long-term rate of return on the plan’s assets for the year ended December 31, 2005 was 8.25%. The actual long-term rate of return for the ten years ended December 31, 2005 was 7.3%. Based on current capital market conditions, the expected long-term rate of return for 2005 will remain at 8.25%. A 25 basis point change in the expected long-term rate of return on the plan’s assets has minimal impact on our benefit expense. As of December 31, 2005, the plan had a $1.8 unrecognized actuarial loss that will be recognized over the anticipated remaining years of service for participants. For the year ended December 31, 2005, the discount rate to determine the benefit obligation was 5.7%. The discount rate selected was based on highly rated long-term bond indices and yield curves that match the duration of the plan’s benefit obligations. The bond indices and yield curve analyses include only bonds rated Aa or higher from a reputable rating agency. A 25 basis point change in the discount rate has a minimal impact on the expense.

Critical Accounting Policies

Our consolidated financial statements are based on the selection and application of generally accepted accounting principles which require us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements. We believe that the policies set forth below may involve a higher degree of judgment and complexity in their application than our other accounting policies and represent the critical accounting policies used in the preparation of our financial statements. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. Our significant accounting policies are presented within Note A to our Consolidated Financial Statements.

Revenue Recognition

Revenue recognition is governed by various accounting principles, including Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”; Emerging Issues Task Force No. 00-21, “Revenue Arrangements with Multiple Deliverables”; Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”; FAS No. 48, “Revenue Recognition When Right of Return Exists”; FAS No. 13, “Accounting for Leases”; and SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” among others. The application of the appropriate accounting principle to our revenue is dependent upon the specific transaction and whether the sale or lease includes systems, software and services or a combination of these items. As our business evolves, the mix of products and services sold will impact the timing of when revenue and related costs are recognized. Additionally, revenue recognition involves judgments, including assessments of expected returns and the likelihood of nonpayment. We analyze various factors, including a review of specific transactions, the credit-worthiness of our customers, our historical experience and market and economic conditions. Changes in judgments on these factors could materially impact the timing and amount of revenue and costs recognized. Should market or economic conditions deteriorate, our actual return experience could exceed our estimate.

Warranty Costs

We accrue for systems warranty costs at the time of shipment. While we engage in extensive product quality programs and processes, our warranty obligation is affected by product failure rates, material usage and service delivery costs. Should actual product failure rates, material usage or service delivery costs differ from our estimates, the amount of actual warranty costs could materially differ from our estimates.

Asset Valuation

Asset valuation includes assessing the recorded value of certain assets, including accounts and notes receivable, investments, inventories, goodwill and other intangible assets. We use a variety of factors to assess valuation, depending upon the asset. Accounts and notes receivable are evaluated based upon the credit-worthiness of our customers, our historical experience, the age of the receivable and current market and economic conditions. Should current market and economic conditions deteriorate, our actual bad debt experience could exceed our estimate. The determination of whether unrealized losses on investments are other than temporary is based upon the type of investments held, market conditions, length of the impairment, magnitude of the impairment and ability to hold the investment to maturity. Should current market and economic conditions deteriorate, our ability to recover the cost of our investments may be impaired. The recoverability of inventories is based upon the types and levels of inventory held, forecasted demand, pricing, competition and changes in technology. Should current market and economic conditions deteriorate, our actual recovery could be less than our estimate. Other intangible assets are evaluated based upon the expected period the asset will be utilized, forecasted cash flows, changes in technology and customer demand. Changes in judgments on any of these factors could materially impact the value of the asset. Our goodwill valuation is based upon a discounted cash flow analysis performed at the reporting unit level. The analysis factors in estimated revenue and expense growth rates. The estimates are based upon our historical experience and projections of future activity, factoring in customer demand, changes in technology and a cost structure necessary to achieve the related revenues. Changes in judgments on any of these factors could materially impact the value of the asset.

Restructuring Charges

We recognized restructuring charges in 2005, 2004, 2003 and prior years. The restructuring charges include, among other items, estimated losses on the sale of real estate, employee termination benefit costs, subletting of facilities and termination of various contracts. The amount of the actual obligations may be different than our estimates due to various factors, including market conditions and negotiations with third parties. Should the actual amounts differ from our estimates, the amount of the restructuring charges could be materially impacted.

Accounting for Income Taxes

As part of the process of preparing our financial statements, we are required to estimate our provision for income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure, including assessing the risks associated with tax audits, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our balance sheet. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is more likely than not, do not establish a valuation allowance. In the event that actual results differ from these estimates, our provision for income taxes could be materially impacted.

Accounting for Stock Options

Historically, we recognized stock option costs pursuant to Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and have elected to disclose the impact of expensing stock options pursuant to FAS No. 123, “Accounting for Stock-Based Compensation,” in the notes to our financial statements. Effective in 2006, we will adopt the provisions of FAS No. 123R, “Share-Based Payment.” Both FAS No. 123 and 123R require management to make assumptions to determine the underlying value of stock options, including the expected life of the stock options and the volatility of the stock options. Changes to the underlying assumptions may have a significant impact on the underlying value of the stock options, which could have a material impact on our financial statements. Additionally, we will be required to incorporate a forfeiture estimate as we recognize equity expense. Should our actual forfeitures differ from our estimates, this could have a material impact on our financial statements.

New Accounting Pronouncements

In December 2004, the FASB issued FAS No. 123R, “Share-Based Payment.” Effective on January 1, 2006, we will adopt the provisions of FAS No. 123R that require us to recognize the fair value of options granted in our basic financial statements.

This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The adoption of the statement will result in the expensing of the fair value of stock options granted to employees in the basic financial statements. Previously, we elected to only disclose the impact of expensing the fair value of stock options in the notes to the financial statements. See “Accounting for Stock-Based Compensation” in Note A to the financial statements.

The statement applies to new equity awards and to equity awards modified, repurchased, or canceled after the effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date shall be recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated from the pro forma disclosures under Statement No. 123. Changes to the grant-date fair value of equity awards granted before the effective date of this statement are precluded. The compensation cost for those earlier awards shall be attributed to periods beginning on or after the effective date of this statement using the attribution method that was used under Statement No. 123, which was the straight-line method, except that the method of recognizing forfeitures only as they occur shall not be continued. Any unearned or deferred compensation (contra-equity accounts) related to those earlier awards shall be eliminated against the appropriate equity accounts. Additionally, common stock purchased pursuant to stock options granted under our employee stock purchase plan will be expensed based upon the fair market value of the stock option.

The statement also changes the reporting of tax-related amounts within the statement of cash flows. The gross amount of windfall tax benefits resulting from stock-based compensation will be reported as financing inflows. Under the indirect method of presentation of the statement of cash flows, any shortfalls resulting from the write-off of deferred tax assets will be reported in net income and classified within the change in deferred income taxes in the operating section of the statement of cash flows.

We plan to adopt the statement on a prospective basis beginning January 1, 2006. Accordingly, the results of operations for future periods will not be comparable to our historical results of operations. The adoption of FAS No. 123R will have a material impact on our results of operations, increasing cost of sales, SG&A expenses and R&D expenses. We currently estimate that adoption of the statement will reduce diluted earnings per share by approximately $0.09 in 2006; however, the amount may change based upon the number and value of additional stock option grants and forfeiture rates. We have utilized the Black-Scholes option pricing model to determine the value of our stock options. We estimated volatility to be 40.3%, 46.4% and 55.0% in 2005, 2004 and 2003, respectively. The decline in volatility in 2005 and 2004 was due to our recent volatility experience. We estimated the expected life of stock options that were issued to be 4.0, 4.2 and 5.0 years in 2005, 2004 and 2003, respectively. The decline in the expected life in 2005 and 2004 was due to a change in current exercise patterns. For more information on the impact of expensing stock options on the three years ended December 31, 2005, 2004 and 2003, see “Accounting for Stock-Based Compensation” in Note A to the financial statements.

ITEM 7A: QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

We are exposed to market risk, primarily from changes in foreign exchange rates, interest rates and credit risk. To manage the volatility relating to these exposures, we enter into various derivative transactions pursuant to our policies to hedge against known or forecasted market exposures.

Foreign Exchange Risk Management

As a multinational corporation, we are exposed to changes in foreign exchange rates. Any foreign currency transaction, defined as a transaction denominated in a currency other than the U.S. dollar, will be reported in U.S. dollars at the applicable exchange rate. Assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date and income and expense items are translated at average rates for the period. The primary foreign currency denominated transactions include revenue and expenses and the resultant accounts receivable and accounts payable balances reflected on our balance sheet. Therefore, the change in the value of the U.S. dollar as compared to foreign currencies will have either a positive or negative effect on our financial position and results of operations. We enter into derivative contracts with the sole objective of decreasing the volatility of the impact of currency fluctuations. These exposures may change over time and could have a material adverse impact on our financial results. Historically, our primary exposure has related to sales denominated in the Euro, the Brazil real, the Japanese yen and the British pound. Additionally, we have exposure to emerging market economies, particularly in Latin America and South East Asia.

We use foreign currency forward and option contracts to manage the risk of exchange rate fluctuations. In all cases, we use these derivative instruments to reduce our foreign exchange risk by essentially creating offsetting market exposures. The success of the hedging program depends on our forecasts of transaction activity in the various currencies. To the extent that these forecasts are overstated or understated during periods of currency volatility, we could experience unanticipated currency gains or losses. The instruments we hold are not leveraged and are not held for trading or speculative purposes.

We employ a Monte Carlo simulation model to calculate value-at-risk for our combined foreign exchange position. This model assumes that the relationships among market rates and prices that have been observed daily over the last two years are valid for estimating risk over the next trading day. Estimates of volatility and correlations of market factors are calculated by BearMeasurisk as of December 31, 2005. This model measures the potential loss in fair value that could arise from changes in market conditions, using a 95% confidence level and assuming a one-day holding period. The value-at-risk on the combined foreign exchange position was $0.7 million as of December 31, 2005 and $0.7 million as of December 31, 2004. The average, high and low value-at-risk amounts for 2005 and 2004 were as follows (in millions):

	Average	High	Low
2005	$0.7	$1.1	$0.2
2004	$0.6	$0.7	$0.5

The average value represents an average of the quarter-end values. The high and low valuations represent the highest and lowest values of the quarterly amounts.

Interest Rate Risk

We maintain an investment portfolio consisting of debt securities of various types and maturities. The investments are classified as available for sale and are all denominated in U.S. dollars. These securities are recorded on the balance sheet at market value, with any unrealized gain or loss recorded in other comprehensive income. These instruments are not leveraged and are not held for trading purposes. A portion of our investment portfolio is comprised of mortgage-backed securities that are subject to prepayment risk.

We employ a Monte Carlo simulation model to calculate value-at-risk for changes in interest rates for our combined investment portfolios. This model assumes that the relationships among market rates and prices that have been observed daily over the last two years are valid for estimating risk over the next trading day. Estimates of volatility and correlations of market factors are drawn from the BearMeasurisk dataset as of December 31, 2005. This model measures the potential loss in fair value that could arise from changes in interest rates, using a 95% confidence level and assuming a one-day holding period. The value-at-risk on the investment portfolios was $2.1 million as of December 31, 2005 and $6.5 million as of December 31, 2004. The average, high and low value-at-risk amounts for 2005 and 2004 were as follows (in millions):

	Average	High	Low
2005	$3.9	$6.3	$2.1
2004	$7.5	$9.6	$5.8

The average value represents an average of the quarter-end values. The high and low valuations represent the highest and lowest values of the quarterly amounts.

Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, investments, short and long-term investments, accounts and notes receivable and foreign currency exchange contracts. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal credit risk. We place our cash and cash equivalents and short and long-term investments primarily in investment grade instruments and limit the amount of investment with any one issuer. We purchased bank loans with credit ratings below investment grade. The bank loans have a senior position to other debt and have floating-rate coupons, which significantly reduces interest rate risk. As of December 31, 2005, bank loans represent 7% of our cash and cash equivalents and short and long-term investments. We believe this investment strategy more effectively manages our exposure to interest rate risk and diversifies our investment portfolio. We have entered into various agreements to loan fixed income securities generally on an overnight basis. Under these securities lending agreements, the value of the collateral is equal to 102% of the fair market value of the loaned securities. The collateral is generally cash, U.S. government-backed securities or letters of credit. At December 31, 2005, there were no outstanding securities lending transactions. The counterparties to our foreign currency exchange contracts consist of a number of major financial institutions. In addition to limiting the amount of the contracts we enter into with any one party, we monitor the credit quality of the counterparties.

We employ a Monte Carlo simulation model to calculate value-at-risk for changes in credit conditions for our bank loan portfolios. This model assumes that the relationships among credit spreads, market rates and prices that have been observed daily over the last two years are valid for estimating risk over the next trading day. Estimates of volatility and correlations of market factors are drawn from the BearMeasurisk dataset as of December 31, 2005. This model measures the potential loss in fair value that could arise from changes in market conditions, using a 95% confidence level and assuming a one-day holding period. The value-at-risk on the bank-loan portfolios was $0.8 million as of December 31, 2005 and $1.0 million as of December 31, 2004. The average, high and low value-at-risk amount for 2005 and 2004 were as follows (in millions):

	Average	High	Low
2005	$1.3	$1.9	$0.8
2004	$0.9	$1.3	$0.5

The credit risk associated with accounts and notes receivables is low due to the large number of customers and their broad dispersion over many different industries and geographic areas. We establish an allowance for the estimated uncollectible portion of our accounts and notes receivable. The allowance was $39.9 million and $41.7 million at December 31, 2005 and 2004, respectively. We customarily sell the notes receivable we derive from our leasing activity. Generally, we do not retain any recourse on the sale of these notes.